AMD Reports 2016 Fourth Quarter and Annual Results - CFO Commentary
January 31, 2017

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.
Q4 2016 - Financial Highlights

•	Q4 2016 results were based on a 14 week quarter, compared to Q4 2015 and Q3 2016 which were 13 week quarters.

•	Revenue of $1.11 billion, up 15% year-over-year (y/y) and down 15% quarter-over-quarter (q/q)

•	GAAP Results:

◦	Gross margin of 32%, up 2 percentage points y/y and up 27 percentage points q/q

◦	Operating loss of $3 million, compared to $49 million a year ago and $293 million in the prior quarter

◦	Net loss of $51 million, compared to $102 million a year ago and $406 million in the prior quarter

◦	Loss per share of $0.06, compared to $0.13 a year ago and $0.50 in the prior quarter

•	Non-GAAP Results:

◦	Gross margin of 32%, up 2 percentage points y/y and up 1 percentage point q/q

◦	Operating income of $26 million, compared to operating loss of $39 million a year ago and operating income of $70 million in the prior quarter

◦	Net loss of $8 million, compared to net loss of $79 million a year ago and net income of $27 million in the prior quarter

◦	Loss per share of $0.01, compared to a loss per share of $0.10 a year ago and earnings per share of $0.03 in the prior quarter

AMD 2016 and Q4-16 CFO Commentary	Page 1	January 31, 2017

Q4 2016 - Additional Financial Commentary
Revenue was $1.11 billion, up 15% y/y and down 15% q/q. Computing and Graphics segment revenue was up 28% y/y and up 27% q/q. The y/y increase was primarily driven by higher GPU sales. The q/q increase was primarily due to higher GPU and client processor sales. Enterprise, Embedded and Semi-Custom segment revenue was up 4% y/y and down 39% q/q from record sales in Q3 2016. The q/q decrease was primarily due to seasonally lower semi-custom SoC sales.

Gross margin was 32%, up 2 percentage points y/y due to a higher mix of revenue from the Computing and Graphics segment, and up 27 percentage points q/q as Q3 2016 gross margin was negatively impacted by the $340 million charge (WSA charge) related to the sixth amendment to the wafer supply agreement with GLOBALFOUNDRIES.

Non-GAAP gross margin was 32%, up 2 percentage points y/y and up 1 percentage point q/q due to higher Computing and Graphics segment revenue.

Operating expenses were $385 million (or 35% of revenue), up 16% y/y and up 2% q/q

•	R&D expenses were $264 million (or 24% of revenue), up 15% y/y and up 2% q/q

•	SG&A expenses were $121 million (or 11% of revenue), up 11% y/y and up 3% q/q

Non-GAAP operating expenses were $357 million (or 32% of revenue), up 11% y/y and up 1% q/q

•	Non-GAAP R&D was $249 million (or 23% of revenue), up 13% y/y and up 2% q/q

•	Non-GAAP SG&A was $108 million (or 10% of revenue), up 5% y/y and down 1% q/q

Operating expenses ($M):

	Q4-16	Q3-16	Q2-16	Q1-16	Q415	2016	2015
GAAP	$385M	$376M	$353M	$344M	$332M	$1,458M	$1,561M
Non-GAAP	$357M	$353M	$342M	$332M	$323M	$1,384M	$1,369M

Licensing gain associated with our server JV with THATIC was $31 million, up from $24 million in the prior quarter.

Operating loss was $3 million, compared to a operating loss of $49 million a year ago and and operating loss of $293 million in the prior quarter.

AMD 2016 and Q4-16 CFO Commentary	Page 2	January 31, 2017

Non-GAAP operating income was $26 million, compared to a loss of $39 million a year ago and income of $70 million in the prior quarter.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $34 million, essentially flat from a year ago and $33 million in the prior quarter.

Interest expense was $34 million, compared to $41 million a year ago and in the prior quarter, due to debt reduction and reduced interest rates via capital market transactions completed in 2016.

Other expense, net was $7 million, compared to a net expense of $2 million a year ago and a net expense of $63 million in the prior quarter, which primarily consists of losses on debt redemptions.

Provision for income taxes was $5 million, compared to $10 million a year ago and $4 million in the prior quarter.

Non-GAAP interest expense, taxes and other was $34 million compared to $40 million a year ago and $43 million in the prior quarter due primarily to debt reduction and reduced interest rates via capital market transactions completed in 2016.

Equity loss related to our 15% ownership stake in the ATMP JV was $2 million, compared to a $5 million equity loss in the prior quarter.

Net loss was $51 million, compared to net loss of $102 million a year ago and $406 million in the prior quarter.

Non-GAAP net loss was $8 million, compared to net loss of $79 million a year ago and net income of $27 million in the prior quarter.

Loss per share was $0.06, compared to loss per share of $0.13 a year ago and $0.50 in the prior quarter.

Non-GAAP net loss per share was $0.01, compared to loss per share of $0.10 a year ago and earnings per share of $0.03 in the prior quarter.
(For per share metrics, EPS was calculated using 931 million shares for Q4 2016.)

AMD 2016 and Q4-16 CFO Commentary	Page 3	January 31, 2017

Adjusted EBITDA was $60 million, compared to negative $5 million a year ago and $103 million in the prior quarter.
Q4 2016 Segment Results
Computing and Graphics:

•	Revenue was $600 million, up 28% y/y and up 27% q/q. The y/y increase was primarily driven by higher GPU sales. The q/q increase was primarily due to higher GPU and client processor sales.

◦	Client average selling price (ASP) was down y/y driven by desktop processors, and down q/q driven by desktop and mobile processors.

◦	GPU ASP increased y/y due to higher desktop and professional graphics ASPs. GPU ASP increased q/q due to higher mobile and professional graphics ASPs.

•	Operating loss was $21 million, compared to an operating loss $99 million a year ago and $66 million in the prior quarter, due to higher sales in Q4 2016.

Enterprise, Embedded and Semi-Custom:

•	Revenue was $506 million, up 4% y/y and down 39% q/q. The q/q decline was driven by seasonally lower sales of our semi-custom SoCs.

•
Operating income was $47 million, compared to $59 million a year ago and $136 million in the prior quarter. The y/y decrease was primarily driven by higher R&D investments in Q4 2016, partially offset by an IP monetization licensing gain. The q/q decline is due to seasonally lower semi-custom SoC sales in Q4 2016.

2016 Year End Summary
In 2016 we grew revenue, improved our performance and strengthened the financial foundation of the company. Major accomplishments included:

•
Introduced Polaris GPU architecture, launched 7th Generation AMD A-Series APUs, showcased the power of the Radeon™ RX GPU family,  announced our returning to the datacenter and cloud markets with our high performance "Zen" core, revealed AMD Ryzen™ processors for desktops which will begin shipping in early March 2017 and launched our Radeon Instinct platform ideally targeted for Machine Intelligence applications.

•
Established a joint venture with Tongfu Microelectronics Co., Ltd (TFME), for sale of 85% of our assembly, test, mark and pack (ATMP) factories in Malaysia and China and received $342 million in net cash proceeds.

AMD 2016 and Q4-16 CFO Commentary	Page 4	January 31, 2017

•	AMD licensed high-performance processor and SoC technology to a newly-created JV formed with THATIC to develop SoCs tailored to the Chinese server market.

•	Through a series of capital market transactions, we significantly reduced our total debt and annual interest expense.

•	Achieved non-GAAP operating profitability for the full year.

•	Significantly increased our cash balance from $785 million to $1.26 billion.

•	Generated positive free cash flow on an annual basis.
Fiscal Year 2016 - Financial Highlights

•	Total Revenue of $4.27 billion, up 7% versus the prior year

•	GAAP Results vs. prior year:

◦	Gross margin of 23%, down 4 percentage points

◦	Operating loss of $372 million, compared to $481 million

◦	Net loss of $497 million, compared to $660 million

◦	Loss per share of $0.60, compared to $0.84

•	Non-GAAP Results vs. prior year:

◦	Gross margin of 31%, up 3 percentage points

◦	Operating income of $44 million, compared to an operating loss of $253 million

◦	Net loss of $117 million, compared to net loss of $419 million

◦	Loss per share of $0.14, compared to a loss per share of $0.54

Fiscal Year 2016 - Additional Financial Commentary
Revenue was $4.27 billion, up 7% from 2015. Computing and Graphics segment revenue was up 9%, primarily due to higher GPU, offset by lower client processor sales. Enterprise, Embedded and Semi-Custom segment revenue was up 5%, primarily due to higher semi-custom SoC.

Gross margin was 23%, down 4 percentage points from 2015, due primarily to the WSA charge.

Non-GAAP gross margin was 31%, up 3 percentage points from 2015, due primarily to an improved product mix and an inventory write-down recorded in Q3 2015.

AMD 2016 and Q4-16 CFO Commentary	Page 5	January 31, 2017

Operating expenses in 2016 were $1.46 billion, compared to $1.56 billion in 2015. The decrease is due to the absence of restructuring charges in 2016, partially offset by increased R&D.

•	R&D was $1.01 billion (24% of revenue), compared to $947 million (24% of revenue) in 2015.

•	SG&A was $460 million (11% of revenue), compared to $482 million (12% of revenue) in 2015.

Non-GAAP operating expenses were $1.38 billion or 32% of revenue, compared to $1.37 billion or 34% of revenue in 2015.

•	Non-GAAP R&D was $959 million (22% of revenue), compared to $911 million (23% of revenue) in 2015.

•	Non-GAAP SG&A was $425 million (10% of revenue), compared to $458 million (11% of revenue) in 2015.

Licensing gain associated with our server JV with THATIC was $88 million in 2016.

Operating loss was $372 million, compared to $481 million in 2015.

Non-GAAP operating income was $44 million, compared to an operating loss of $253 million in 2015.

Adjusted EBITDA was $177 million, compared to negative $89 million in 2015.

Net loss was $497 million, compared to $660 million in 2015.

Non-GAAP net loss was $117 million, compared to $419 million in 2015.

Loss per share was $0.60, compared to $0.84 in 2015.

Non-GAAP loss per share was $0.14, compared to $0.54 in 2015.
(For per share metrics, EPS was calculated using 835 million shares for 2016 and 783 million shares for 2015.)

AMD 2016 and Q4-16 CFO Commentary	Page 6	January 31, 2017

2016 Segment Results
Computing and Graphics:

•	Revenue was $1,967 million, up 9% for the year due primarily to higher GPU processor sales.

◦	Client average selling price (ASP) was down, driven by product mix

◦	GPU ASP increased due to higher channel and professional graphics ASPs

•	Operating loss was $238 million, compared to $502 million in 2015, due to higher sales and lower operating expenses in 2016.

Enterprise, Embedded and Semi-Custom:

•	Revenue was $2,305 million, up 5% for the year due primarily to higher semi-custom SoC sales.

•	Operating income was $283 million, compared to $215 million in 2015, due to higher annual semi-custom SoC sales and IP monetization licensing gain offset by higher investments in R&D.

Balance Sheet
Cash and cash equivalents were $1,264 million at the end of Q4 2016, compared to $785 million a year ago and $1,258 million at the end of the prior quarter. The quarter-end cash balance includes approximately $110 million associated with the proceeds remaining from the 2016 capital markets transactions.

Cash, cash equivalents and marketable securities at the end of:

Q4-16	Q3-16	Q2-16	Q1-16	Q4-15	2016	2015
$1,264M	$1,258M	$957M	$716M	$785M	$1,264M	$785M

Inventory was $751 million exiting the quarter, compared to $678 million a year ago and $772 million at the end of the prior quarter. Inventory levels were higher on a y/y basis in Q4 2016 in support of product transitions and higher revenue in the first half of 2017.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $255 million includes amounts due to GLOBALFOUNDRIES for wafer purchases. Total wafer purchases from GLOBALFOUNDRIES in 2016 were $665 million.

AMD 2016 and Q4-16 CFO Commentary	Page 7	January 31, 2017

Long term debt on the balance sheet as of the end of the quarter was $1.44 billion, down from $2.24 billion a year ago and down from $1.63 billion in the prior quarter, primarily due to debt redemptions. The Q4 2016 principal debt amount of $1.77 billion, down from $1.93 billion as of the end of Q3 2016, is reflected on the balance sheet as the carrying value of debt after netting the unamortized discount on our convertible debt and issuance costs. During Q4 2016, we redeemed $268 million principal amount of debt. In addition, we issued $105 million principal amount of 2.125% Convertible Senior Notes due 2026 (Convertible Notes), as a result of the underwriters exercising the option to purchase an additional 15% of the original issuance, bringing the total principal balance of the Convertible Notes to $805 million.

Total Debt

(Millions)	Q4-16	Q3-16	Q4-15
6.75% Senior Notes due 2019	$196	$196	$600
6.75% Senior Notes due 2019—Interest Rate Swap	—	2	7
7.75% Senior Notes due 2020	—	208	450
7.50% Senior Notes due 2022	350	350	475
7.00% Senior Notes due 2024	416	475	500
2.125% Convertible Senior Notes due 2026	805	700	—
Other	1	—	—
Borrowings from secured revolving line of credit, net	—	—	230
Total Debt (principal amount)	$1,768	$1,931	$2,262
Unamortized debt discount associated with 2.125% Convertible Senior Notes due 2026*	$(308)	$(273)	$—
Unamortized debt issuance costs	$(25)	$(26)	$(25)
Total Debt (net)	$1,435	$1,632	$2,237
* AMD separated the principal of the 2.125% convertible senior notes due 2026 into liability and equity components according to ASC 470-20.

Free cash flow was $13 million, compared to negative free cash flow of $322 million in 2015. Capital expenditures were $77 million in 2016, compared to $96 million in 2015.
Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 24, 2016.

AMD 2016 and Q4-16 CFO Commentary	Page 8	January 31, 2017

For Q1 2017, based on a 13 week quarter, we expect:

•	Revenue to decrease 11% q/q, plus or minus 3%. The midpoint of revenue guidance would result in Q1 2017 revenue increasing approximately 18 percent y/y,

•	Non-GAAP gross margin to be approximately 33%,

•	Non-GAAP operating expenses to be approximately $360 million,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million, and

•	Inventory to be approximately flat versus Q4 2016.

For the full year 2017, based on 52 weeks, we expect:

•	To grow annual revenue, expand gross margin and deliver non-GAAP net income,

•	THATIC JV-related licensing gain of approximately $50 million,

•	Non-GAAP interest expense, taxes and other to be approximately $30 million per quarter,

•	Capital expenditures of approximately $80 million, and

•	Inventory to be down versus 2016.

***********************************************

Investor Contacts:
Laura Graves	Alina Ostrovsky
408-749-5467	408-749-6688
laura.graves@amd.com	alina.ostrovsky@amd.com

AMD 2016 and Q4-16 CFO Commentary	Page 9	January 31, 2017

Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP interest expense, taxes and other, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization and stock-based compensation expense. In addition, the Company excluded a charge related to the sixth amendment to the WSA with GF for the third quarter of 2016 and 2016, restructuring and other special charges, net for 2016, the fourth quarter of 2015 and 2015, a technology node transition charge and amortization of acquired intangible assets for 2015. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the financial earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

AMD 2016 and Q4-16 CFO Commentary	Page 10	January 31, 2017

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-16	Q3-16	Q4-15	2016	2015
GAAP Gross Margin	$351	$59	$283	$998	$1,080
GAAP Gross Margin %	32%	5%	30%	23%	27%
Technology node transition charge	—	—	—	—	33
Stock-based compensation	1	—	1	2	3
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Non-GAAP Gross Margin	$352	$399	$284	$1,340	$1,116
Non-GAAP Gross Margin %	32%	31%	30%	31%	28%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-16	Q3-16	Q2-16	Q1-16	Q4-15	2016	2015
GAAP operating expenses	$385	$376	$353	$344	$332	$1,458	$1,561
Restructuring and other special charges, net	—	—	(7)	(3)	(6)	(10)	129
Amortization of acquired intangible assets	—	—	—	—	—	—	3
Stock-based compensation	28	23	18	15	15	84	60
Non-GAAP operating expenses	$357	$353	$342	$332	$323	$1,384	$1,369

Reconciliation of GAAP to Non-GAAP Research and Development (R&D) and Marketing, General and Administrative Expenses (SG&A)

(Millions)	Q4-16			Q3-16			Q4-15			2016			2015
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$264	$121	$385	$259	$117	$376	$229	$109	$338	$1,008	$460	$1,468	$947	$482	$1,429
Stock-based compensation	15	13	28	15	8	23	9	6	15	49	35	84	36	24	60
Non-GAAP R&D & SG&A	$249	$108	$357	$244	$109	$353	$220	$103	$323	$959	$425	$1,384	$911	$458	$1,369
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q4-16	Q3-16	Q4-15	2016	2015
GAAP operating loss	$(3)	$(293)	$(49)	$(372)	$(481)
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Technology node transition charge	—	—	—	—	33
Restructuring and other special charges, net	—	—	(6)	(10)	129
Amortization of acquired intangible assets	—	—	—	—	3
Stock-based compensation	29	23	16	86	63
Non-GAAP operating income (loss)	$26	$70	$(39)	$44	$(253)

AMD 2016 and Q4-16 CFO Commentary	Page 11	January 31, 2017

Reconciliation of GAAP Net Loss/Loss per share to Non-GAAP Net Income (Loss)/Earnings (Loss) per Share

(Millions except per share amounts)	Q4-16		Q3-16		Q4-15		2016		2015
GAAP net loss /loss per share	$(51)	$(0.06)	$(406)	$(0.50)	$(102)	$(0.13)	$(497)	$(0.60)	$(660)	$(0.84)
Charge related to the sixth amendment to the WSA with GF	—	—	340	0.39	—	—	340	0.41	—	—
Technology node transition charge	—	—	—	—	—	—	—	—	33	0.04
Restructuring and other special charges, net	—	—	—	—	(6)	(0.01)	(10)	(0.01)	129	0.16
Amortization of acquired intangible assets	—	—	—	—	—	—	—	—	3	—
Stock-based compensation	29	0.03	23	0.03	16	0.02	86	0.10	63	0.08
Loss on debt redemption	7	0.01	61	0.07	—	—	68	0.08	—	—
Non-cash interest expense related to convertible debt	5	0.01	1	—	—	—	6	0.01	—	—
Gain on sale of 85% of ATMP JV	—	—	4	—	—	—	(146)	(0.17)	—	—
Tax provision (benefit) related to sale of 85% of ATMP JV	—	—	(1)	—	—	—	26	0.03	—	—
Tax settlement in foreign jurisdiction	—	—	—	—	13	0.02	—	—	13	0.02
Equity in income (loss) of ATMP JV	2	—	5	0.01	—	—	10	0.01	—	—
Non-GAAP net income (loss) / earnings (loss) per share	$(8)	$(0.01)	$27	$0.03	$(79)	$(0.10)	$(117)	$(0.14)	$(419)	$(0.54)

Reconciliation of GAAP Operating Loss to Adjusted EBITDA

	Three Months Ended			Year Ended
(Millions)	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
GAAP operating loss	$(3)	$(293)	$(49)	$(372)	$(481)
Charge related to the sixth amendment to the WSA with GF	—	340	—	340	—
Restructuring and other special charges, net	—	—	(6)	(10)	129
Technology node transition charge	—	—	—	—	33
Stock-based compensation expense	29	23	16	86	63
Amortization of acquired intangible assets	—	—	—	—	3
Depreciation and amortization	34	33	34	133	164
Adjusted EBITDA	$60	$103	$(5)	$177	$(89)

Non-GAAP Free Cash Flow Reconciliation

	Three Months Ended			Year Ended
(Millions)	December 31, 2016	September 24, 2016	December 26, 2015	December 31, 2016	December 26, 2015
GAAP net cash provided by (used in) operating activities	$188	$29	$59	$90	$(226)
Purchases of property, plant and equipment	(21)	(9)	(32)	(77)	(96)
Non-GAAP free cash flow	$167	$20	$27	$13	$(322)

AMD 2016 and Q4-16 CFO Commentary	Page 12	January 31, 2017

Reconciliation of GAAP to Non-GAAP Interest Expense, Taxes and Other

(Millions)	Q4-16	Q3-16	Q4-15	2016	2015
Interest expense	$(34)	$(41)	$(41)	$(156)	$(160)
Other income (expense), net	(7)	(63)	(2)	80	(5)
Provision for income taxes	(5)	(4)	(10)	(39)	(14)
Total GAAP Interest Expense, Taxes and Other	(46)	(108)	(53)	(115)	(179)
Loss on debt redemption	7	61	—	68	—
Non-cash interest expense related to convertible debt	5	1	—	6	—
Gain on sale of 85% of ATMP JV	—	4	—	(146)	—
Tax provision (benefit) related to sale of 85% of ATMP JV	—	(1)	—	26	—
Tax settlement in foreign jurisdiction	—	—	13	—	13
Total Non-GAAP Interest Expense, Taxes and Other	$(34)	$(43)	$(40)	$(161)	$(166)

AMD 2016 and Q4-16 CFO Commentary	Page 13	January 31, 2017

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including, its financial outlook for the first quarter of 2017 and fiscal 2017, including revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest expense, taxes and other, inventory, licensing gain and capital expenditures; and the expected benefits, features, functionality, timing and availability of AMD new products, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD is party to a wafer supply agreement with GF with obligations to manufacture products at GF with certain exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the secured revolving line of credit impose restrictions on AMD that may adversely affect its ability to operate its business; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its product development programs; AMD’s issuance to West Coast Hitech L.P. of warrants to purchase 75 million shares of AMD's common stock, if and when exercised, will dilute the ownership interests of AMD’s existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of AMD’s existing stockholders, or may otherwise depress the price of AMD's common stock; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its secured revolving line of credit, which would result in a default under the indentures and its secured revolving line of credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its

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internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; the completion and impact of the 2015 restructuring plan, its transformation initiatives and any future restructuring actions could adversely affect it; AMD may incur future impairments of goodwill; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2016.

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